Borealis Foods Reports Third Quarter 2024
Financial Results

Results Highlighted by Continued Gross Margin Improvement

FOR IMMEDIATE RELEASE

New York, NY, November 14, 2024 – Borealis Foods Inc. ("Borealis" or the "Company") (Nasdaq: BRLS), a food-tech innovator, and creator of the popular high-protein Chef Woo ramen, Ramen Express and Woodles brand of noodles, today announced financial results for its third quarter ended September 30, 2024.

Financial & Business Highlights
•Third quarter net sales of $7.7 million, compared with $5.3 in Q2 2024, representing improvement of over 45% from $5.3 million.
•Gross margin of 17% more than doubled from 8% in the second quarter of 2024. Non-GAAP gross margin, which excludes depreciation of the Company’s manufacturing plant, reached 23% in the third quarter, compared with 15% in Q2 of 2024.
•On a year-over-year basis, gross margin of 17% in the third quarter was improved from (6)% a year ago. Improving gross margin, both sequentially and from the prior year, was driven by the Company’s focus on shifting its product mix to Chef Woo and Woodles, which are premium brand products.
•As a result of the factors cited above, third quarter gross profit grew to $1.3 million, more than tripling from $0.4 million in the second quarter.
•The Company continued to drive its national expansion, centered on its flagship Chef Woo brand, with the addition of key Walmart locations announced subsequent to Q3, bringing the total retail store count to over 23,000 in the US and Canada.
•Began full-scale shipments of Woodles to schools during the third quarter, marking a successful initial rollout with further expansion expected in the fourth quarter and into 2025.
•Launched in late Q2, Woodles gained immediate market acceptance. Together with Chef Woo, the two premium product lines accounted for approximately 39% of third quarter revenue.
•Subsequent to Q3, Borealis announced an agreement for its Palmetto Gourmet Foods subsidiary to be the exclusive US ramen manufacturing partner for a leading, global food conglomerate. The partnership is expected to begin contributing revenue in Q1 2025.

Management Commentary
Borealis CEO Reza Soltanzadeh commented, “The third quarter of 2024 marked an important inflection point for our company as our business development initiatives began delivering additional revenue streams while our focus on optimizing our sales mix helped drive continued gross margin expansion. A key focus during the quarter was improving our business mix as we devoted more shelf space to our Chef Woo line of products and began deliveries of Woodles. That work led to a healthy expansion of our non-GAAP gross margin to 23%. While that is an achievement our team can be proud of, we have ample room to continue expanding our margins.”

Mr. Soltanzadeh added, “A key aspect of our strategy has been the development of a proper foundation for success, highlighted by our world-class manufacturing facility in Saluda, South Carolina, with substantial capacity for growth. Having our manufacturing here in the US is a significant advantage for our company as it qualifies us to provide products for the USDA, which oversees public school lunch programs across the country and was a key factor in our successful Woodles rollout this quarter. We are looking forward to building on that success as we expand Woodles to more schools in the fourth quarter and into 2025. We are also busy working on other, similar opportunities such as hospitals, correctional facilities, and universities.”

Mr. Soltanzadeh noted, “In our retail sales channel, we also recently announced an expansion of our partnership with Walmart that will see our ramen products carried at many of their best-performing stores. That announcement highlighted two exciting new ramen flavors developed by our brand ambassador Gordon Ramsay, which consumers are sure to love. We expect those new flavors – Black Garlic Beef and Shiitake Mushroom Chicken – to really set Chef Woo apart from the other ‘run of the mill’ ramen in stores. Importantly, these are just the first two of a regular cadence of exciting new recipes and flavors from Gordon.”

Mr. Soltanzadeh further added, “As we pursue our mission to build a leading food tech company, we have focused on pioneering food science and innovation that will enable us to continue introducing new products to the market. That commitment was highlighted by our announcement in September of a Texas Tech University study which revealed that a meal containing Chef Woo’s high-protein ramen noodles significantly reduced caloric intake at the next meal. We are very proud of this result as it validates the hard work of everyone on our team while providing a foundation for further studies and future products. Our technology and platform enable continuous innovation and consumer product development.”

Mr. Soltanzadeh concluded, “We expect sequential sales growth in the fourth quarter driven by several factors. First, as the weather turns colder, sales of soup and similar products such as ramen normally see a seasonal boost in consumption. Second, we expect our further rollout with Walmart and the new flavors developed by Gordon Ramsay to stimulate additional sales. Lastly, we continue to expand our Woodles penetration in schools across the US. Driving sales of Chef Woo and Woodles products is a key focus for our team and as we do so, we expect gross margins to continue to increase, resulting in continued bottom-line improvement in the fourth quarter and in 2025. We are enthusiastic about Borealis’ long-term growth prospects and look forward to reporting on the Company’s developments.”

Third Quarter 2024 Financial Results Detail:
•Net revenues of $7.7 million, compared with $5.3 million in Q2 as the Company focused on driving sales of higher margin Chef Woo and Woodles items which together accounted for 39% of sales.
•Gross profit of $1.3 million, compared with $0.4 million in the second quarter and a gross loss of $(0.5) million in the year-ago period. Gross margin of 17%, improved from 8% in the second quarter and (6)% in the year ago period, with the improvement in both gross profit dollars and margin due to solid execution of the Company’s strategy to shift product mix in favor of higher margin items.
•Non-GAAP gross profit of $1.8 million, compared with $0.8 million in the second quarter. Non-GAAP gross profit excludes depreciation expense of $0.5 million and $0.4 million in the third and second quarters respectively.
•SG&A expense of $4.9 million, compared with $5.6 million during the second quarter of 2024, as the Company streamlined its investment in business development, expanded distribution, influencer marketing programs, and incurred public company expenses. Spending on distribution expansion, such as support for Woodles, coupled with sales and marketing, including online and in-store promotions, represented strategic investment designed to drive revenue growth in current and future periods.
•Interest expense of $1.2 million was relatively unchanged from $1.1 million in the second quarter. Interest expense levels continued to be lower than in the year ago period due to the conversion of convertible notes in conjunction with the Company’s business combination completed during the first quarter of 2024.
•Net loss of $(4.8) million, improved from a net loss of $(6.3) million in the second quarter due to the combination of increased revenues and improvement in gross margins.
•Financial position: as of September 30, 2024, the Company had $0.7 million of cash on hand and $3.5 million of borrowing capacity available on its revolving credit facility. Anticipated sales growth and margin expansion are expected to drive improving operating cash flow to support ongoing operations.

Borealis Foods Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Gross sales	8075788	8264745	22036285	23870009
Sales discounts & allowances	(387,889)	(539,392)	(1,127,673)	(1,342,799)
Revenue, net	7,687,899	7,725,353	20,908,612	22,527,210

Cost of goods sold	5,953,089	7,205,527	17,109,095	21,449,469
Depreciation	461,540	996,625	1,861,351	2,938,098
Total cost of goods sold	6,414,629	8,202,152	18,970,446	24,387,567
Gross profit (loss)	1,273,270	(476,799)	1,938,166	(1,860,357)
Sales and marketing	1,123,460	312,289	5,073,810	1,677,316
Business development	1,306,589	196,243	2,475,764	435,015
Training	477,752	651,500	1,364,149	2,130,207
General and administrative expenses	1,986,517	2,786,155	8,807,852	9,332,345
Total SG&A Expenses	4,894,318	3,946,187	17,721,575	13,574,883
Loss from operations	(3,621,048)	(4,422,986)	(15,783,409)	(15,435,240)

Other income (expense):
(Loss) Gain on foreign exchange rates	(2,765)	4,298	3,368	163,588
Interest expense	(1,207,524)	(2,166,413)	(3,766,542)	(5,535,932)
Total other expense	(1,210,289)	(2,162,115)	(3,763,174)	(5,372,344)
Loss before income taxes	(4,831,337)	(6,585,101)	(19,546,583)	(20,807,584)
Income tax expense	(832)	0	(14,948)	(15,092)
Net loss	$(4,832,169)	$(6,585,101)	$(19,561,531)	$(20,822,676)
Earnings per share from net loss
Basic	$(0.23)	$(0.61)	$(0.98)	$(1.94)
Diluted	$(0.23)	$(0.61)	$(0.98)	$(1.94)
Weighted average shares outstanding
Basic	21,378,890	10,731,583	19,951,016	10,731,583
Diluted	21,378,890	10,731,583	19,951,016	10,731,583

Borealis Foods Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current Assets
Cash	721542	7615630
Accounts receivable, net	2,907,790	1,775,756
Inventories, net	8,750,399	6,945,028
Prepaid expenses	1,048,029	845,878
Total current assets	13,427,760	17,182,292

Property, plant and equipment, net	46,066,397	46,408,540
Intangible assets	253,017	—
Right - of-use asset, net	77,311	108,469
Goodwill	1,917,356	1,917,356
Other non-current assets	169,685	169,685
Total assets	61911526	65786342

Liabilities and Shareholders' equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	8596330	10887730
Due to related parties	15,427,453	7,825,790
Convertible notes payable, current portion	—	47,300,000
Notes payable, current portion, net of capitalized loan costs	5,706,934	681,121
Operating lease payable, current portion	17,776	43,794
Finance leases payable, current portion	550,212	565,353
Total current liabilities	30,298,705	67,303,788

Line of credit	6,500,000	—
Convertible notes payable, net of current portion	3,000,000	3,000,000
Notes payable, net of current portion	14,149,885	13,509,189
Operating lease payable, net of current portion	43,793	71,119
Finance leases payable, net of current portion	1,283,129	1,683,308
Deferred tax liability	1,566,233	1,566,233
Total liabilities	56,841,745	87,133,637
Shareholders' equity (deficit)
Common shares, no par value	—	—
Additional paid-in capital	90,096,688	44,118,081
Accumulated deficit	(85,026,907)	(65,465,376)
Total shareholders' equity (deficit)	5,069,781	(21,347,295)
Total liabilities and shareholders' equity (deficit)	61911526	65786342

Borealis Foods, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Cash Flows from Operating Activities:
Net loss	$(19,561,531)	$(20,822,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash compensation expense related to stock options	1,273,053	392,141
Depreciation and amortization	1,861,351	2,938,098
Amortization of loan costs	232,798	28,266
Provision for credit losses	96,217	49,642
Provision for inventory reserve	(33,534)	(141,440)
Changes in operating assets and liabilities:
Accounts receivable	(1,228,251)	(726,552)
Inventories	(1,771,837)	(389,911)
Prepaid expenses and other	(202,151)	119,921
Operating lease payable	(22,185)	—
Accounts payable and accrued expenses	5,085,952	2,497,246
Net cash used in operating activities	(14,270,118)	(16,055,265)
Cash flows from investing activities
Purchases of property, plant and equipment	(1,519,208)	(3,516,490)
Purchases of intangible assets	(253,017)	—
Proceeds from reverse capitalization	63,575	—
Net cash used in investing activities	(1,708,650)	(3,516,490)
Cash flows from financing activities
Net payments to related parties	—	(500,000)
Proceeds from convertible notes payable	3,000,000	25,000,000
Payments on convertible notes payable	—	(4,500,000)
Payments on finance leases payable	(415,320)	(366,846)
Borrowings on line of credit	6,500,000	—
Payments on line of credit	—	(10,630,000)
Payments on notes payable	—	15,000,000
Payments on loan fees	—	(607,436)
Net cash provided by financing activities	9,084,680	23,395,718
Net change in cash	(6,894,088)	3,823,963
Cash, beginning of period	7,615,630	5,146,616
Cash, end of period	721542	8970579

Our adjustments to EBITDA are related to expenses and gains that we believe are not indicative of normal, ongoing operations. While these items may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends as these items can vary significantly from period to period depending on specific underlying transactions or events that may occur. Therefore, while we may incur or recognize these types of expenses and gains in the future, we believe that removing these items for purposes of calculating the Adjusted EBITDA financial measures provides a more focused presentation of our ongoing operating performance.

We view EBITDA as an important indicator of performance. We define EBITDA as net income/(loss) plus net interest expense, income taxes, depreciation, and amortization. We define Adjusted EBITDA as EBITDA further adjusted for any foreign exchange gains/(losses), share-based compensation expense and non-recurring items if identified. EBITDA and Adjusted EBITDA are supplemental measures utilized by our management and other users of our financial statements such as investors, research analysts and others, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis. Adjusted EBITDA is a key performance measure that our management uses to assess its operating performance. We facilitate internal comparisons of our operating performance on a more consistent basis. We use these performance measures for business planning purposes and forecasting. We believe that EBITDA and Adjusted EBITDA enhances an investor’s understanding of our financial performance as they are useful in assessing our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	Sept 30,		June 30,
(in thousands)	2024	2023	2024	2023
Net income (loss)	$(4,832)	$(6,585)	$(19,562)	$(20,823)
Plus: Taxes	(1)	0	15	15
Plus: Depreciation and amortization	472	997	1,861	2,938
Plus: Loss on disposal	0	0	0	0
Plus: Interest expense	1,208	2,166	3,767	5,536
EBITDA	(3,153)	(3,422)	(13,919)	(12,334)

Plus: non-recurring expenses
Marketing	1,123	312	5,074	1,677
One time crew training	477	652	1,364	2,130
Stock compensation	0	100	1,273	392
Transaction costs	263	1,241	1,770	4,005
Product development expenses	1,307	196	2,477	435
Total non-recurring expenses	3,170	2,501	11,958	8,639
Adjusted EBITDA	17	$(921)	$(1,961)	$(3,695)

About Borealis Foods
Borealis Foods (NASDAQ: BRLS) is a pioneering, integrated food manufacturing company with a mission to disrupt and elevate the ready-to-eat meal and dry soup categories by offering premium and super-premium, nutritious products. Known for popular ramen noodle brands like the high protein Chef Woo, Ramen Express, and Woodles, Borealis Foods brings innovative fusion flavors from diverse culinary traditions, creating delicious and nutritious meal options for consumers. With U.S.-based production facilities, the company’s portfolio reflects a commitment to quality, innovation, and sustainability.

An essential aspect of Borealis Foods' success is its strategic partnerships with prominent national and international food producers, retailers, and distributors. Serving as an innovation partner to global food leaders, Borealis Foods leverages these collaborations to expand its offerings, enhance technological capabilities, and deliver food products that embody its values of healthy nutrition and innovation.

For more information on Borealis Foods, please visit www.borealisfoods.com.
Forward Looking Statements
Certain statements made in this release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the and future financial condition and performance of Borealis, and the expected financial impacts of the Business Combination (including future revenue and pro forma enterprise value), markets, and expected future growth and market opportunities. Forward-looking statements generally relate to management's current expectations, hopes, beliefs, intentions, strategies, plans, objections or projections about future events or Borealis' future financial condition or operating performance. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements and readers should not rely on these forward-looking statements as predictions of future events.

Forward-looking statements are based upon estimates and assumptions that, while considered reasonable by management of Borealis, are inherently uncertain. Factors that may cause actual result to differ from current expectations include, but are not limited to: financial and operating performance; changes to existing applicable laws or regulations; the possibility that Borealis or the combined company may be adversely affected by economic, business, or competitive factors; Borealis' estimates of revenue, expenses, operating costs and profitability; the evolution of the markets in which Borealis competes and Borealis' ability to enter new markets effectively; and the ability of Borealis to implement its strategic initiatives and continue to innovate its existing services.
Forward-looking statements speak only as of the date they are made. Investors are cautioned not to put undue reliance on forward-looking statements and Borealis assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities and other applicable laws.
Contacts
Investors:
Jeremy Hellman
Vice President
The Equity Group
jhellman@equityny.com
(212) 836-9626

Media
Henry Wong
Chief Marketing Officer
Borealis Foods
hwong@borealisfoods.com
(905) 278-2200